Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
York International Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of York International Corporation of our report dated September 28, 1998, relating to the statements of net assets available for benefits of the York International Corporation Investment Plan as of and for the years ended December 31, 1997 and 1996, the related statements of changes in net assets available for benefits for the years then ended, and the related schedules as of and for the year ended December 31, 1997, which report appears elsewhere in this Form 11-K.

                                                     /s/ KPMG LLP

Harrisburg, Pennsylvania
February 23, 1999